U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Cano, Frank
   14815 Surveyor
   Addison, TX USA 75244
2. Issuer Name and Ticker or Trading Symbol
   Allstar Systems, Inc. Alls
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Sr. Vice President, Branch Off

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock-Restricted      |5/20/1|A4  |10000             |A  |3.75       |10000              |D     |                           |
                             |998   |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Incentive Stock Options |1.50    |10/1/|A4  |1120       |   |10/1/|10/1/|Common Stock|1120   |1.50   |1120        |D  |            |
                        |        |1998 |    |           |   |1999 |2008 |            |       |       |            |   |            |
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Incentive Stock Options |1.50    |10/1/|A4  |1120       |   |10/1/|10/1/|Common Stock|1120   |1.50   |1120        |D  |            |
                        |        |1998 |    |           |   |2000 |2008 |            |       |       |            |   |            |
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Incentive Stock Options |1.50    |10/1/|A4  |1120       |   |10/1/|10/1/|Common Stock|1120   |1.50   |1120        |D  |            |
                        |        |1998 |    |           |   |2001 |2008 |            |       |       |            |   |            |
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Incentive Stock Options |1.50    |10/1/|A4  |1120       |   |10/1/|10/1/|Common Stock|1120   |1.50   |1120        |D  |            |
                        |        |1998 |    |           |   |2002 |2008 |            |       |       |            |   |            |
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Incentive Stock Options |1.50    |10/1/|A4  |1120       |   |10/1/|10/1/|Common Stock|1120   |1.50   |1120        |   |            |
                        |        |1998 |    |           |   |2003 |2008 |            |       |       |            |   |            |
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

/s/Donald R. Chadwick
SIGNATURE OF REPORTING PERSON
Frank Cano
DATE
11/30/1999